Exhibit 10.1

Kellanova
Long-Term Incentive Plan
RESTRICTED SHARE UNIT TERMS AND CONDITIONS
For Performance Year 2024, RSUs granted in 2025

Kellanova is offering to grant you a Restricted Share Unit award under the Kellanova 2022 Long-Term Incentive Plan. There are a number of terms and conditions associated with this award, including non-competition, non-solicitation, non-disparagement and confidentiality obligations, which are set forth in this terms and conditions document. You may accept or reject this award and these terms and conditions by following the process provided by Kellanova. If you do not accept or reject this award and its terms and conditions by the end of the acceptance window established by Kellanova, you will be deemed to have accepted this award and these terms and conditions.

You should review these terms and conditions carefully and are encouraged to consult an attorney before agreeing to any of these provisions, including but not limited to the non-competition, non-solicitation, non-disparagement and confidentiality obligations. As you are aware, Kellanova has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 13, 2024, by and among Kellanova, Acquiror 10VB8, LLC, Merger Sub 10VB8, LLC, and Mars, Incorporated (“Parent”) that contemplates, among other things, Parent’s acquisition of Kellanova (the “Transaction”).

1.Awards: Restricted Share Unit (“RSU”) awards are typically granted to participants upon the approval of the Compensation and Talent Management Committee of the Board of Directors of Kellanova (the “Committee”). This RSU award will be forfeited if the participant is terminated, retired, on long-term disability, on a severance, leave of absence, or otherwise not an active employee on the date of grant. Employees who receive and accept an RSU award are participants in the Kellanova 2022 Long-Term Incentive Plan (the “Plan”).

2.Vesting: This RSU award will become unrestricted and no longer subject to forfeiture and will fully vest on the third anniversary of the grant date (the “Vesting Date”). Except as otherwise provided in this Section 2 and Section 3, vesting of this RSU award will cease upon a termination of employment with Kellanova or any of its subsidiaries (the “Company”) prior to the Vesting Date.
a.In the case of the termination of the participant’s employment due to the participant’s death, Disability or Retirement, RSUs will become immediately partially vested, with vesting pro-rated based on the number of days the participant was actively employed during the vesting period (excluding any time during a severance leave of absence, if applicable); provided, however, that in the event a participant’s employment terminates due to Retirement, to the extent necessary to comply with the terms of the Plan, the participant shall have been actively employed for a minimum of one year following the Grant Date and prior to the date of Retirement.
RSU Grant Terms and Conditions        page 1

Exhibit 10.1
Retirement under the Plan is the same as the participant’s defined benefit pension-based eligibility criteria for an early retirement benefit for those that receive a defined benefit pension from the Company. If the participant does not have a defined benefit pension from the Company, Retirement means the participant terminates employment with the Company on or after the participant has attained age 55 with at least five years of service with the Company and the participant’s combined age and years of service equal at least 65. For example, a participant who has attained age 55 and 7 months and who has 9 years and 8 months of service will have a combined age and service over 65.
b.In the event of a termination of the participant’s employment without Cause (as defined in the Kellanova Severance Benefit Plan) prior to the Vesting Date and prior to the closing date (the “Closing Date”) of the Transaction (and, if the participant participates in the Kellanova Change of Control Severance Policy for Key Executives (the “CoC Policy”), such termination does not arise in connection with or in anticipation of a Change in Control), this RSU award will become immediately partially vested, with vesting pro-rated based on the number of days the participant was actively employed during the vesting period and prior to the date of termination (excluding any time during a severance leave of absence); provided, however, that if the Chief Legal Officer (or, in the absence of a Chief Legal Officer, the executive performing a similar function) determines that the participant breached any provision in any severance agreement between the participant and the Company, any such RSUs will be immediately forfeited as of such determination.
3.Change in Control:
a.Notwithstanding Section 2, if the Transaction is consummated before the Vesting Date, this RSU award will be converted into a restricted cash award in an amount equal to the sum of (A) the product of (1) $83.50 and (2) the number of shares of Common Stock subject to this RSU award and (B) all dividend equivalents accrued or credited with respect to this RSU award, which will remain subject to the same terms and conditions, including vesting provisions, as applied hereunder immediately prior to the consummation of the Transaction (the “RSU Restricted Cash Award”), subject to the provisions set forth in this Section 3(a).
i.Notwithstanding anything in the Plan, the CoC Policy or herein to the contrary, if the participant’s employment or service is terminated without Cause on or following the Closing Date, the RSU Restricted Cash Award will fully vest immediately as of the date of the participant’s termination and will be considered fully earned and will be payable as promptly as practicable, but in no event later than 60 days, following the date of the participant’s termination of employment, subject to the participant’s timely execution and non-revocation of either (A) a general release of claims in the form attached hereto as Exhibit A (the “Release”) or (B) a separate general release of claims (a “Separate Release”) contained in the participant’s separation agreement that has terms substantially similar to the terms set forth in the Release.
ii.Notwithstanding anything in the Plan, the CoC Policy or herein to the contrary, if the participant participates in the CoC Policy and resigns from the participant’s employment for Good Reason (as defined in the CoC Policy) on
RSU Grant Terms and Conditions        page 2

Exhibit 10.1
or after the date of the Change in Control or in connection with or in anticipation of the Change in Control, but, in each case, prior to the Vesting Date, then the RSU Restricted Cash Award will become immediately partially vested, with vesting pro-rated on a straight-line basis based on the number of days the participant was actively employed or providing service during the vesting period and prior to the date of termination, and will be payable as promptly as practicable, but in no event later than 60 days, following the date of the participant’s termination of employment, subject to the participant’s timely execution and non-revocation of either (A) the Release, or (B) the Separate Release that, for the avoidance of doubt, has terms substantially similar to the terms set forth in the Release.
b.Notwithstanding Section 2, the following provisions apply in the event of a Change in Control that is not the Transaction before the Vesting Date.
i.If this RSU award has not been assumed or replaced by a Substitute Award (as defined below), all outstanding RSUs subject to this award will fully vest immediately as of the Change in Control and will be considered fully earned and will be payable as promptly as practicable following the Change in Control.
ii.An award will qualify as a Substitute Award (“Substitute Award”) if it is assumed by any successor corporation, affiliate thereof, person or other entity, or replaced with awards that, solely in the discretionary judgment of the Committee, preserve the existing value of the then-outstanding portion of this RSU award at the time of the Change in Control and provide vesting and payout terms, as applicable, that are at least as favorable to participants as vesting and payout terms applicable to this RSU award (including the terms and conditions that would apply in the event of a subsequent Change in Control).
iii.If and to the extent this RSU award is assumed by a successor corporation (or affiliate, person or other entity thereto) or is replaced with a Substitute Award, then such Substitute Award shall remain outstanding and be governed by its respective terms and the provisions of the applicable plan.
iv.If this RSU award is assumed or replaced with a Substitute Award and the participant’s employment with the Company is thereafter terminated (A) by the Company or successor, as the case may be, for any reason other than Cause; or (B) if the participant is eligible to participate in the CoC Policy, or any other severance plan or policy adopted by the Company and in effect as of the date of the Change in Control, by the participant for Good Reason (as and to the extent defined in such plan or policy), in each case, within the two-year period commencing on the date of the Change in Control, then all Substitute Awards held by the participant will fully vest immediately as of the date of the participant’s termination and will be considered fully earned and will be payable as promptly as practicable following the date of the participant’s termination of employment.
RSU Grant Terms and Conditions        page 3

Exhibit 10.1
v.The Committee may make additional adjustments or settlements of outstanding RSU awards, including this award as it deems appropriate and consistent with the Plan’s purposes, including adjustments related to adverse tax consequences for participants or the Company.
4.Non-Solicitation: As a condition for receipt of this RSU award, and in consideration of the compensation and benefits provided pursuant to this RSU award, the sufficiency of which is hereby acknowledged, acceptance of this RSU award is agreement by the participant that during the participant’s active employment and thereafter for a period of 18 months, the participant shall not, without the prior written consent of the Chief Legal Officer, directly or indirectly employ, solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), or otherwise encourage to leave the Company, any person who is, or at any time during the previous year was, an officer, director, representative, agent or employee of the Company. Nothing herein will prohibit the hiring of any person who is, or at any time during the previous year was, an officer, director, representative, agent or employee of the Company, so long as the solicitation of the person was initiated through publicly available advertisements.
5.Non-Disparagement of the Company: As a condition for receipt of this RSU award, and in consideration of the compensation and benefits provided pursuant to this RSU award, the sufficiency of which is hereby acknowledged, acceptance of this RSU award is agreement by the participant that during the term of the participant’s active employment and thereafter, the participant will not engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees. Notwithstanding this limitation, acceptance of this award is not intended to prevent or inhibit the participant from filing a charge or a complaint with a government agency or otherwise participating in or assisting a government investigation. In addition, to the extent required by Public Law 117-224, this non-disparagement provision shall not be enforceable with respect to any “sexual harassment dispute” or “sexual assault dispute” (as those terms are defined in Public Law 117-224) arising after the date the participant accepts this award.
6.Non-Competition: [The non-competition covenant and related provisions set forth in Exhibit B are incorporated herein by reference (the “Non-Competition Covenant”). By accepting this RSU award, the participant agrees and acknowledges the participant’s obligation to comply with the Non-Competition Covenant and that the receipt of this RSU award is conditioned upon the participant’s continued compliance therewith.] If a participant voluntarily leaves employment with the Company and commences work for a direct competitor of the Company within one year of the payment date, then the value of this RSU award on the payment date, less any tax withholding or tax obligations, but without regard to any subsequent market price decrease or increase (the “Net RSU Proceeds”), shall be immediately due and payable in cash by the participant without notice, to the Company. For purposes of this RSU award (i) “a direct competitor of the Company” means any person, firm, partnership, corporation or other business or entity that sells any of the Products (as defined below) in the Geographic Area (as defined below) and any retailer that sells a private label version of any of the Products in the Geographic Area, including, without limitation, General Mills, Nestle, ConAgra, Mondelez, Campbell’s, PepsiCo, Hershey, Utz, Cereal Partners Worldwide, Intersnack, Ulker; or any affiliate or successor to any such company, (ii)
RSU Grant Terms and Conditions        page 4

Exhibit 10.1
“Products” means ready-to-eat cereal products, hot cereal products, breakfast, protein or meal replacement beverages, toaster pastries, wholesome snacks including, but not limited to, cereal bars, granola bars, protein bars, crispy marshmallow treats, frozen waffles, frozen pancakes, crackers, salty snacks including by not limited to potato and tortilla chips, any other grain-based convenience foods, noodles, meat substitutes, and plant-based products, or any other product which the Company manufactures, distributes, sells or markets at the time the participant’s active employment with the Company ends, and (iii) “Geographic Area” means any territory, region or country where the Company sells any Products at any time ending on the one year period following the Vesting Date.
7.Preservation of Company Confidential Information: As a condition for receipt of this RSU award, and in consideration of the compensation and benefits provided pursuant to this RSU award, the sufficiency of which is hereby acknowledged, acceptance of this RSU award is agreement by the participant that the participant will not (without first obtaining the prior written consent in each instance from the Company) during the term of the participant’s employment and thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation (other than agents or representatives of the Company in furtherance of the participant’s duties), any information received directly or indirectly from the Company or acquired or developed in the course of the participant’s employment, including, by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets, salaries and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.
8.Payment: Except as provided otherwise in Section 3 above, this RSU award will be paid, when and as vested (or as soon as administratively practicable thereafter), in shares of Common Stock based on the applicable number of RSUs unless Kellanova determines otherwise (see ‘Tax and Legal Issues’ below). If payment is to be made upon termination of employment, it may be subject to delay under Section 16.12 of the Plan. For the avoidance of doubt, to the extent necessary to avoid adverse tax consequences under Section 409A of the Code, payment of this award will be made on a termination of employment only to the extent such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code. Except as provided otherwise in Section 3 above, payment will be made in shares of Common Stock based on the applicable number of RSUs unless Kellanova determines otherwise. Until the time of payment, no shares of Common Stock or other payment will be issued for the RSUs or any Substitute Award.
9.Dividends: If cash dividends are declared and paid on Common Stock prior to the date the RSU award is vested and paid, an amount equal to the cash dividends payable on the Common Stock represented by the RSU award will be converted as of the dividend payment date to the equivalent number of whole shares of Common Stock, including fractional shares, and credited to a bookkeeping account maintained for the participant’s benefit (“Dividend Equivalent Units”). Cash dividends declared and paid on the Common Stock represented by Dividend Equivalent Units prior to the date the Dividend Equivalent Units are vested shall also be credited to the participant’s account and converted to Common Stock in the same manner as dividends with respect to RSU awards including this award. Upon the vesting of the corresponding RSUs, the Dividend Equivalent Units will vest and be paid in shares of
RSU Grant Terms and Conditions        page 5

Exhibit 10.1
Common Stock (rounded up to the nearest whole number of shares). If the RSUs partially or fully vest as the result of the termination of the participant’s employment by the Company without “Cause”, by the participant for Good Reason or due to the participant’s death, Disability or Retirement, pursuant to Sections 2 or 3, the Dividend Equivalent Units will vest in the same proportion that the RSUs vest. Dividend Equivalent Units attributable to forfeited RSUs shall also be forfeited.
10.Voting: RSUs do not give their holder any voting rights, or any other right of a holder of Common Stock. The shares of Common Stock that are issued for RSUs upon vesting (if any) will have voting rights.
11.Taxes: Taxes will be due when the RSUs vest based on the Fair Market Value (as defined in the Plan) of the shares on the Vesting Date. This amount, considered taxable compensation, will be included in appropriate tax forms for the participant, for example, W2 income for U.S. employees and T4 income for Canadian employees. Participants will pay withholding taxes by selling shares. Taxes include, but are not limited to, Federal or national, social insurance or FICA taxes, state and local, if applicable, and as required by local requirements. FICA taxes may be due before the payment date for U.S. and Puerto Rico participants who are Retirement eligible.
12.Settlement: Participants will not receive stock certificates when RSUs are paid. The shares of Common Stock issued in payment for RSUs will initially be held via book entry at Merrill Lynch. Those shares will be registered in the participant’s name as soon as administratively feasible. Participants can change the registration of the shares after the vesting period. Contact Merrill Lynch within in the U.S. at 1-866-866-4050 or outside the U.S. at 1-609-818-8669.
13.Communication: Each participant will be provided with a written confirmation of the RSU award. Participants will also receive a notice at payment that explains the number of shares issued as well as the number of shares to be sold to pay the withholding tax.
14.Disposition at Vesting: After RSUs vest and are paid and shares are issued, participants can leave the shares with Merrill Lynch, ask Merrill Lynch to sell the shares, have a certificate issued to the participant or have the shares electronically transferred to another broker. Certain fees may apply to selling or transferring shares – contact Merrill Lynch for details.
15.Benefits: RSU grants or vesting income will not be included in earnings for the purposes of determining benefits, including pension, defined contribution retirement, disability, life insurance and other survivor benefits (for U.S. participants).
16.Insiders: Insiders cannot dispose of the shares issued after vesting without prior approval of the Legal & Compliance Department.
17.Tax and Legal Issues: Prior to vesting and payment, the Company reserves the right to replace RSUs granted with a cash equivalent benefit if there are any adverse tax or legal consequences for either the participant or the Company related to the ownership of Kellanova shares (generally for participants outside North America).
RSU Grant Terms and Conditions        page 6

Exhibit 10.1
18.Recoupment: If at any time (including after the Vesting Date or after payment), the Committee, including any person authorized pursuant to Section 3.2 of the Plan (an “Authorized Officer”):
a.reasonably believes that a participant has engaged in “Detrimental Conduct” (as defined below), the Committee or an Authorized Officer may suspend the participant’s participation in this RSU award pending a determination of whether the participant has engaged in Detrimental Conduct;
b.determines that a participant has engaged in Detrimental Conduct, then the grant of RSUs under the Plan and all rights thereunder shall terminate immediately without notice effective the date on which the participant engages in such Detrimental Conduct, unless terminated sooner by operation of another term or condition of this RSU award or the Plan; and/or
c.determines the participant has engaged in Detrimental Conduct, then the participant may be required to repay to the Company, in cash and upon demand, any payment in shares from any RSU award made during and after the year in which the Detrimental Conduct occurred.
The return of RSU payments under paragraph (c) is in addition to and separate from any other relief available to the Company due to the participant’s Detrimental Conduct.
“Detrimental Conduct” means conduct that is contrary or harmful to the interest of the Company, including, but not limited to, (i) conduct relating to the participant’s employment for which either criminal or civil penalties against the participant may be sought, (ii) breaching the participant’s fiduciary duty or deliberately disregarding any of the Company’s policies or code of conduct, (iii) violating the Company’s insider trading policy or the commission of an act or omission which causes the participant or the Company to be in violation of federal or state securities laws, rules, regulations, and/or the rules of any exchange or association of which the Company is a member, including statutory disqualification, (iv) disclosing or misusing any confidential information or material concerning the Company, (v) participating in a hostile takeover attempt of the Company, (vi) engaging in an act of fraud or intentional misconduct during the participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements, or (vii) conduct resulting in a financial loss to the Company even though the Company is not required to or does not actually restate all or any portion of its financial statements.
For a participant who is an executive officer for purposes of Section 16 of the Exchange Act, any determination of whether the participant has engaged in an act of fraud or intentional misconduct during the participant’s employment that causes the Company to restate all or a portion of the Company’s financial statements shall be made by the Committee and shall be subject to the review and approval of the Board of Directors.
If at any time the Company determines that a participant has breached the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this RSU award, the participant will be obligated, to the maximum extent permitted by law, to reimburse the Company for the Net RSU Proceeds paid to the participant pursuant to this RSU award. By accepting this RSU award, the participant also agrees and acknowledges that if the participant breaches the non-competition, non-solicitation, non-disparagement, or confidentiality
RSU Grant Terms and Conditions        page 7

Exhibit 10.1
provisions of this RSU award, because it would be impractical and excessively difficult to determine the actual damages to the Company as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. The participant therefore agrees that, if the participant breaches the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this RSU award, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy available to it) to a temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage. If this RSU award has not vested on the date the Company determines the participant breached the non-competition, non-solicitation, non-disparagement, or confidentiality provisions of this RSU award, this RSU award shall be forfeited by the participant and cancelled by the Company.
The rights contained in this section shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (a) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a participant, or (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D-1 of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission) and, to the extent, applicable, under the Kellanova Clawback Policy, as amended, modified, and/or restated from time to time (the “Kellanova Clawback Policy”), or any other clawback policy as the Company may implement from time to time to comply with such requirements.
The participant acknowledges that the award(s) hereunder may, from time to time, be subject to the terms and conditions of the Kellanova Clawback Policy and any other clawback, recoupment or other similar policies adopted by the Company and as in effect from time to time (collectively, the “Clawback Policies”). The participant further acknowledges that the award(s) hereunder may be subject to the reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) the Clawback Policies in effect from time to time; and (ii) applicable law.
19.Offsets: Any amounts the Company owes the participant from time to time (including amounts owed to the participant as wages or other compensation, fringe benefits, or vacation pay, as well as, any other amounts owed to the participant by the Company) may be offset, to the extent of the amounts the participant owes the Company, provided that amounts owed to the participant which constitute “non-qualified deferred compensation” under Code Section 409A shall only be offset to the extent allowed under Code Section 409A. Whether or not the Company elects to make any set-off for the full amount owed, calculated as set forth above, the participant agrees to pay immediately the unpaid balance to the Company. The participant may be released from obligations under this Section only if the Committee or an Authorized Officer determines in its sole discretion that such action is in the best interests of the Company.
20.Administration: The Plan and this RSU award shall be administered and interpreted by the Committee, as provided in the Plan. Any decision, interpretation or other action made or taken in good faith by the Committee or an appropriately designated proxy, arising out of or in connection with the Plan shall be final, binding and conclusive on the Company and all employees and their respective heirs, executors, administrators, successors and assigns. Determinations by the Committee or an appropriately designated proxy, including without
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Exhibit 10.1
limitation determinations of employee eligibility, the form, amount and timing of awards, the terms and provisions of awards, and the agreements evidencing awards, need not be uniform and may be made selectively among eligible employees who receive or are eligible to receive awards under the Plan, whether or not such eligible employees are similarly situated. The Committee may amend this RSU award to the extent provided in the Plan or this RSU award.
The Plan is hereby incorporated by reference. Capitalized terms not defined herein shall have the meaning given such term in the Plan. In the event of any conflict between the Plan and this RSU award (except with respect to Section 3 above, which shall control), the provisions of the Plan shall control and this RSU award shall be deemed modified accordingly.
21.Assignability and Transfer: RSUs may not be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of prior to vesting, except as provided in the Plan.
22.Recordkeeping and Authorization: By accepting this RSU award, the participant (i) authorizes the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services to disclose to the Company such information and data as the Company shall request in order to facilitate the grant of this RSU award and the administration of the Plan; (ii) waives any data privacy rights the participant may have with respect to such information; and (iii) authorizes the Company to store and transmit such information in electronic form.
23.Severability: The provisions of this RSU award are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provision to the extent enforceable in any jurisdiction, shall nevertheless be binding and enforceable.

These terms and conditions are subject to the provisions of the Kellanova 2022 Long-Term Incentive Plan document and any additional terms and conditions as determined by the Committee.

Date: February 2025

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